EXHIBIT 4.2

                Form of Stock Option Agreement to be entered into
                     with respect to Incentive Stock Options

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                             STOCK OPTION AGREEMENT
                             ----------------------

                  FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
                          OF THE INTERNAL REVENUE CODE
                                 PURSUANT TO THE
                               FSF FINANCIAL CORP.
                          1998 STOCK COMPENSATION PLAN


         STOCK OPTIONS ("Options") for a total of ___________ shares of Common Stock, par value $.10 per share, of FSF Financial Corp. (the "Company"), which Options are intended to qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended, is hereby granted to ____ ________________________ (the "Optionee") at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of the 1998 Stock Compensation Plan (the "Plan") adopted by the Company which is incorporated by reference herein, receipt of which is hereby acknowledged.

         1. Option Price. The Option price is $_____ for each share of Common Stock, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of these Options.

         2.  Exercise  of  Options.   These  Options  shall  be  exercisable  in
accordance with provisions of the Plan as follows:

                  (a)      Schedule of Rights to Exercise.

                                                      Percentage of Total Shares
                                                           Awarded Which Are
                                Date                        Non-forfeitable
                                ----                        ---------------

Upon grant...................................                     20%
As of __________ ___, ____...................                     40%
As of __________ ___, ____...................                     60%
As of __________ ___, ____...................                     80%
As of __________ ___, ____...................                    100%


         Notwithstanding any provisions in this Section 2, in no event shall these Options be exercisable prior to six months following the date of grant or the date of ratification of the Plan by the Company's stockholders, whichever is later. Options shall be 100% vested and exercisable upon death, disability, or a Change in Control of the Corporation.



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                  (b) Method of Exercise.  These Options shall be exercisable by a written notice which shall:

                             (i) State the election to exercise the Options, the number of shares of Common Stock with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

                            (ii) Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

                           (iii) Be signed by the person or persons entitled to exercise the Options and, if the Options are being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Options; and

                            (iv) Be in writing and delivered in person or by certified mail to the Treasurer of the Company.

         Payment of the purchase price of any shares of Common Stock with respect to which the Options are being exercised shall be by certified or bank cashier's or teller's check. The certificate or certificates for shares of Common Stock as to which the Options shall be exercised shall be registered in the name of the person or persons exercising the Options.

                  (c) Restrictions on Exercise. These Options may not be exercised if the issuance of the shares of Common Stock upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of these Options, the Company may require the person exercising these Options to make any representation and warranty to the Company as may be required by any applicable law or regulation.

         3. Non-transferability of Options. These Options may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of these Options shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

         4. Term of Options.  These  Options may not be exercised  more than ten
(10) years from the date of grant of these Options, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of these Options.


                                       2

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         5. Related  Matters.  Notwithstanding  anything herein to the contrary, additional conditions or restrictions related to such Options may be contained in the Plan or the resolutions of the Plan Committee authorizing such grant of Options.


                                                  FSF Financial Corp.



Date of Grant:  __________ ___, ____               By: _________________________



Attest:




_______________________________


[SEAL]




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                      INCENTIVE STOCK OPTION EXERCISE FORM
                      ------------------------------------

                                 PURSUANT TO THE
                               FSF FINANCIAL CORP.
                          1998 STOCK COMPENSATION PLAN



                                                       _________________________
                                                               (Date)


FSF Financial Corp.
201 Main Street South
Hutchinson, Minnesota 55350

Dear Sir:

         The undersigned elects to exercise the Incentive Stock Option to purchase _______ shares, par value $.10, of Common Stock of FSF Financial Corp. under and pursuant to a Stock Option Agreement dated ____________, _____ 19____.

         Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.


                    $_________             of cash or check
                     _________             of Common Stock
                    $                      Total
                     =========

         The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

         Name __________________________________________

         Address _______________________________________

         Social Security Number ________________________


                                              Very truly yours,




                                              ________________________